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                                                               Exhibit (d)(1)(i)

[ING FUNDS LOGO]


November 11, 2003


Michael J. Roland
Executive Vice President
ING Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ  85258

      Pursuant to the Amended and Restated Investment Management Agreement dated September 23, 2002 between ING Equity Trust and ING Investments, LLC (the "Agreement") we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING LargeCap Value Fund (the "Fund"), a newly established series of ING Equity Trust, effective February 1, 2004, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding "ING LargeCap Value Fund" to SCHEDULE A of the Agreement. The Amended Schedule A, with the annual investment management fee indicated for the Fund, is attached hereto.

      SCHEDULE A has also been updated to remove ING Biotechnology Fund as this Fund was recently dissolved, to change the name of ING Research Enhanced Index Fund to ING Disciplined LargeCap Fund and to add breakpoints to ING SmallCap Opportunities Fund and ING MidCap Opportunities Fund annual investment management fee.

      Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Fund.

                                         Very sincerely,



                                         Robert S. Naka
                                         Senior Vice President
                                         ING Equity Trust

ACCEPTED AND AGREED TO:
ING Investments, LLC


By: __________________________
    Michael J. Roland
    Executive Vice President


7337 E. Doubletree Ranch Rd.      Tel: 480-477-3000           ING Equity Trust
Scottsdale, AZ 85258-2034         Fax: 480-477-2700
                                  www.ingfunds.com